Exhibit 10.1

Amendment Agreement
by and between
Volvo Car Corporation
and
Veoneer Sweden AB
regarding
Zenuity AB

This Amendment Agreement (the "Agreement") is entered into on October 1, 2019, between:

(a)	Volvo Car Corporation, a Swedish limited liability company, reg. no. 556074-3089, having its registered office at Assar Gabrielssons Väg, 418 78, Gothenburg, Sweden ("Volvo Cars"); and

(b)	Veoneer Sweden AB, a Swedish limited liability company, reg. no. 559131-0841, having its registered office at Wallentinsvägen 22, 447 37 Vårgårda, Sweden ("Veoneer").

Volvo Cars and Veoneer are jointly referred to as the "Parties" and individually a "Party".

Recitals

A.
Whereas, Volvo Cars and Autoliv Development AB ("Autoliv") entered into: (i) an Investment Agreement dated 20 December 2016 by and between Volvo Cars, Autoliv and Zenuity AB ("Zenuity") (the "IA"); and (ii) a Joint Venture Agreement dated 18 April 2017 by and between Volvo Cars and Autoliv regarding Zenuity (the "JVA");

B.
Whereas, Veoneer has acquired Autoliv's interests in Zenuity and replaced Autoliv in all aspects under the IA and the JVA and with respect to Zenuity and whereas, the Parties have discussed and agreed that Veoneer Inc. in all aspects under the JVA and with respect to Veoneer has replaced Autoliv Inc. as the ultimate parent, including but not limited to Clause 9.2.1 ; and

C.	Whereas, the Parties wish to amend the JVA.

Now, against such background, the Parties have agreed as follows:

1.	Definitions

Unless otherwise expressly required by the context, capitalized terms in this Agreement shall have the meaning as set out in the JVA.

2.	Effective Date

This Agreement shall become effective between the Parties as of 1 October 2019.

3.	The business of the JV Group

The Parties acknowledge and agree that the objectives of the JV Group shall be as set out in the JVA, which includes to develop and provide world leading, intelligent and reliable automotive driver assistance and highly autonomous driving software solutions by creating advanced features and functions in the ADAS and HAD fields, as further set out in Clause 3.1 as well as in Exhibit 3.1.1 to the JVA. The Parties further agree and acknowledge that such objectives include the development and supply of software within the field of vision (i.e. automated processes for acquiring, processing, fusing, analysing and understanding electronic and digital image data from single or multiple image sensors, independently of sensor technology). For the avoidance of doubt, the preceding sentence shall not mean any change to the contributions to be made by either Party pursuant to the IA.

4.	Management of the JV Company

The Parties acknowledge and agree that the management of the JV Company shall through the Board and the general meeting be based on consent between the Parties and among the directors of the Board appointed by the Parties and, in respect of decision making, as further set out in Clause 5.6 in the JVA.

5.	Non-Competition

The Parties agree that the JVA is hereby amended so that the non-compete provisions are removed as from the date of the JVA, i.e., with retroactive effect as of the date the JVA first entered into effect, including but not limited to the following provisions (including sub-clauses and exhibits): Clause 11.1 (Non-compete) and Clause 5.13 (Special Projects procedure).

6.	The Parties’ co-operation

The Parties entered into the JVA with a common strategical rational to pool resources within the JV Group to develop ADAS and HAD functionality to the automotive market and to commercialize such technology through Veoneer acting as an exclusive sales channel to third parties. The agreement to remove the Parties’ non-compete undertaking (as per Clause 3 above) changes the basis for the Parties’ co-operation, and as a consequence, the Parties have agreed that the Parties shall convene, upon written request by a Party, to discuss in good faith the outcome of such changes, however recognizing that any changes requested in such discussions are subject to a separate agreement between the Parties.

7.	Miscellaneous

The Parties agree that this Agreement constitutes an integral part of the JVA and that the following Clauses of the JVA shall apply also to this Agreement: 11.3 (Confidentiality), 14 (Notices) with the exception that notices to Veoneer shall be sent to the address set out below, 16 (Miscellaneous) with the clarification that Clause 16.4 (Entire agreement) comprises both the JVA and this Agreement and 17 (Governing Law and Dispute Resolution).

If to Veoneer:
Veoneer Sweden AB
Attention: General Counsel
Wallentinsvägen 22
447 83 Vårgårda, Sweden

With a copy (not serving as a notice) to:

Roschier Advokatbyrå AB
Attention: Björn Winström
P.O. Box 7358
SE-103 90 Stockholm, Sweden

This Agreement has been executed by both Parties through their duly authorized representatives in two original copies, of which each Party has received one. The Parties agree that Veoneer may share a copy of this Agreement with Autoliv.

VEONEER SWEDEN AB	VOLVO CAR CORPORATION
/s/ Mikko Taipale NAME: Mikko Taipale TITLE: Chairman	/s/ Maria Hemberg NAME: Maria Hemberg TITLE: SVP, General Counsel
/s/ Amelie Wendels NAME: Amelie Wendels TITLE: Director	/s/ Carla DeGeyseleer NAME: Carla DeGeyseleer TITLE: CFO